Exhibit 99.1

Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, May 5, 2020 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2020.

The Company's operations and business experienced significant disruptions beginning in the second half of March 2020 due to the unprecedented conditions surrounding the COVID-19 pandemic. Government-mandated shutdowns of non-essential businesses resulted in the majority of retailers temporarily closing their stores, which significantly affected the Company's wholesale business. The Company's domestic retail locations closed on March 18, 2020, and remain closed due to government orders. Overseas, the Company's wholesale and retail businesses in Australia, Asia, South Africa, and Europe were similarly impacted by retail store closures and lockdowns requiring consumers to stay at home. These closings resulted in lower first quarter sales and earnings across all of the Company's businesses, and the Company expects the shutdowns and global economic slowdown caused by the pandemic to continue to adversely impact its businesses during 2020.

Net sales for the first quarter of 2020 were $63.6 million, down 14% compared to first quarter 2019 net sales of $74.1 million. Earnings from operations were $1.3 million in the first quarter of 2020 compared to $5.1 million in the first quarter of 2019. Net earnings were $1.2 million in the first quarter of 2020 and $4.0 million in last year's first quarter. Diluted earnings per share were $0.12 per share in the first quarter of 2020 and $0.40 per share in the first quarter of 2019.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $52.7 million in the first quarter of 2020, down 11% compared to $59.5 million in the first quarter of 2019. Within the wholesale segment, Stacy Adams, BOGS, and Nunn Bush first quarter net sales declined 23%, 22%, and 8%, respectively, with sales down in most major categories as a result of the retail shutdowns caused by the COVID-19 pandemic. These decreases were partially offset by a 4% increase in net sales of the Florsheim brand. Florsheim's increase stems from strong sales in January and February before the retail shutdowns went into effect. Licensing revenues were $461,000 in the first quarter of 2020 and $707,000 in last year's first quarter.

Gross earnings for the North American wholesale segment were 31.8% of net sales in the first quarter of 2020, compared to 34.3% of net sales in last year's first quarter. The decrease in gross margins was largely due to the additional costs of the tariff on certain footwear imported from China. Earnings from operations for the wholesale segment were $2.8 million in the first quarter of 2020 compared with $5.2 million in the first quarter of 2019.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its e-commerce businesses in the United States, were $4.8 million in the first quarter of 2020, down 15% compared to $5.6 million in last year's first quarter. Same store sales (which include U.S. e-commerce sales) were down 13% for the quarter, due primarily to retail store closings late in the quarter and decreased sales on the Company's websites. As a result, the retail segment had operating losses totaling $89,000 this quarter compared to operating earnings of $483,000 in last year's first quarter.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $6.1 million in the first quarter of 2020, down 32% compared to $9.1 million in the first quarter of 2019. This decrease was due to lower net sales at both Florsheim Australia and Florsheim Europe resulting from retail shutdowns and government orders for consumers to stay at home. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $1.3 million in the first quarter of 2020 compared to operating losses of $543,000 in the first quarter of 2019.

Other income (expense), net, totaled $407,000 of income in the first quarter of 2020, compared to $125,000 of expense in last year's first quarter. The increase this quarter was primarily due to unrealized gains on favorable foreign exchange contracts held by Florsheim Australia.

"Our company has taken a long-term approach to the current situation," stated Thomas W. Florsheim, Jr., Chairman and CEO. "We believe that our strong balance sheet and operating expertise will allow us to manage our way through this crisis. Our distribution center and the majority of our supply chain continue to operate which allows us to continue shipping e-commerce orders while remaining ready to commence full operations when appropriate. Our distribution system allows us to quickly adapt to changes in customer demand, and we believe that our system is well-suited for adjusting to the future consumer landscape. However, since we do not know when our retail partners will reopen their stores, we cannot presently estimate the future impact of the COVID-19 pandemic, as well as the resulting global economic slowdown, on our business, but we do expect it to have an adverse effect on our business in 2020. We have strong brands that resonate well with consumers and we believe we are in a strong financial position to get through these challenges."

On May 5, 2020, the Company's Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on May 29, 2020, payable June 30, 2020.

Conference Call Details:

Weyco Group will host a conference call on May 6, 2020, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. This quarter, we are advising all participants to dial in to the call 15-20 minutes prior to the call start time to avoid potentially long participant hold times. To pre-register please go to: https://www.directeventreg.com/registration/event/6377585. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/ak4gued5. A recording of the conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. With respect to the COVID-19 pandemic, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic and resulting global economic slowdown; actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures; the financial health of the Company's customers and business partners; the performance/resiliency of the Company's supply chain; and the health and welfare of the Company's employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	(In thousands, except per share amounts)

Net sales	$ 63,584	$ 74,128
Cost of sales	40,407	45,364
Gross earnings	23,177	28,764

Selling and administrative expenses	21,836	23,618
Earnings from operations	1,341	5,146

Interest income	149	223
Interest expense	(51)	(32)
Other income (expense), net	407	(125)

Earnings before provision for income taxes	1,846	5,212

Provision for income taxes	684	1,244

Net earnings	$ 1,162	$ 3,968

Weighted average shares outstanding
Basic	9,781	9,949
Diluted	9,786	10,027

Earnings per share
Basic	$ 0.12	$ 0.40
Diluted	$ 0.12	$ 0.40

Cash dividends declared (per share)	$ 0.24	$ 0.23

Comprehensive (loss) income	$ (1,258)	$ 4,206

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2020	2019
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 14,181	$ 9,799
Marketable securities, at amortized cost	2,129	5,904
Accounts receivable, net	46,535	51,532
Inventories	67,983	86,713
Prepaid expenses and other current assets	4,176	6,047
Total current assets	135,004	159,995

Marketable securities, at amortized cost	15,081	15,814
Deferred income tax benefits	2,175	2,487
Property, plant and equipment, net	32,844	32,214
Operating lease right-of-use assets	16,303	18,753
Goodwill	11,112	11,112
Trademarks	32,868	32,868
Other assets	23,395	23,674
Total assets	$ 268,782	$ 296,917

LIABILITIES AND EQUITY:
Short-term borrowings	$ -	$ 7,049
Accounts payable	3,992	12,455
Dividend payable	-	2,355
Operating lease liabilities	5,823	6,505
Accrued liabilities	9,871	13,422
Accrued income tax payable	755	90
Total current liabilities	20,441	41,876

Deferred income tax liabilities	3,182	3,085
Long-term pension liability	27,352	27,523
Operating lease liabilities	12,117	14,110
Other long-term liabilities	264	329
Total liabilities	63,356	86,923

Common stock	9,813	9,873
Capital in excess of par value	66,183	65,832
Reinvested earnings	156,386	158,825
Accumulated other comprehensive loss	(26,956)	(24,536)
Total equity	205,426	209,994
Total liabilities and equity	$ 268,782	$ 296,917

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 1,162	$ 3,968
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	733	827
Amortization	71	83
Bad debt expense	145	48
Deferred income taxes	360	(12)
Net foreign currency transaction (gains) losses	(356)	16
Share-based compensation expense	351	366
Pension expense	111	229
Increase in cash surrender value of life insurance	(135)	(135)
Changes in operating assets and liabilities -
Accounts receivable	4,878	816
Inventories	18,704	6,900
Prepaid expenses and other assets	2,176	2,182
Accounts payable	(8,477)	(7,990)
Accrued liabilities and other	(5,410)	(3,537)
Accrued income taxes	680	696
Net cash provided by operating activities	14,993	4,457

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	-	(1,327)
Proceeds from maturities of marketable securities	4,510	680
Purchases of property, plant and equipment	(1,797)	(981)
Net cash provided by (used for) investing activities	2,713	(1,628)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,694)	(4,593)
Shares purchased and retired	(1,304)	(1,828)
Net proceeds from stock options exercised	-	7
Proceeds from bank borrowings	11,883	31,813
Repayments of bank borrowings	(18,932)	(33,933)
Net cash used for financing activities	(13,047)	(8,534)

Effect of exchange rate changes on cash and cash equivalents	(277)	72

Net increase (decrease) in cash and cash equivalents	$ 4,382	$ (5,633)

CASH AND CASH EQUIVALENTS at beginning of period	9,799	22,973

CASH AND CASH EQUIVALENTS at end of period	$ 14,181	$ 17,340

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 235	$ 423
Interest paid	$ 51	$ 31

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880